FOR IMMEDIATE RELEASE

Jones Soda Co. Announces Preliminary 4th Quarter Growth In Revenue; Growth Strategy
to be Presented at ICR XChange Jan. 12

Seattle, WA – January 11, 2012 – Jones Soda Co. (NASDAQ: JSDA), a leader in the premium soda category and known for its unique branding and innovative marketing, today announced preliminary results for its fourth quarter ended Dec. 31, 2011 and disclosed details about its upcoming presentation at the 14th Annual ICR XChange Conference.

The Company expects revenue for the fourth quarter 2011 to increase approximately 9% to $3.4 million, compared to $3.1 million in the same period a year ago. For the fourth quarter of 2011, the Company expects sales of its core products, which consist of continuing Jones Soda SKUs and WhoopAss Energy Drink, in North America to increase by approximately 16% compared to the same period a year ago, driven by expanded distribution. For the year ended Dec. 31, 2011, the Company expects revenue of approximately $17.4 million and to achieve 12% growth compared to the prior year for its core product revenue in North America.

“We have made positive forward progress over the last 18 months in crucial areas, and are eager to continue to build upon that in 2012 and beyond,” commented William Meissner, Jones Soda CEO who joined the company in April 2010 and has been enacting an aggressive turnaround strategy. “We’ve already achieved significant momentum for one of our key priorities, which was to return growth to our core product line. Q4 2011 was the highest year-over-year overall revenue growth quarter since 2007, and one of many factors we believe is indicating an inflection point in returning our company to sustainable growth.”

At the ICR XChange Conference on Thursday, Jan. 12 Meissner will detail the Company’s growth strategies and business outlook, including expanding product penetration in existing grocery and mass market retail accounts, as well as gaining broader distribution in the convenience, food service, drugstore and club retailer categories.

“For expansion to new channels, we are particularly interested in capitalizing on the convenience store channel,” noted Meissner. “We have come out with a new product specifically aimed at the convenience store shopper, in our new 16 oz. Jones Soda cans, as well as our WhoopAss offering launched last year. Our products perform well on shelves, but we need to focus on much greater distribution.”

The 14th Annual ICR XChange Conference takes place at The Fontainebleau Hotel in Miami Beach, Florida on Jan. 10-12, 2012. As previously announced, the Jones Soda presentation is scheduled for Thursday, Jan. 12 at 11:30 am Eastern Time. Interested parties may listen via live audio broadcast over the Internet available at www.jonessoda.com, where connection instructions will be posted on the ‘Company’ page at http://www.jonessoda.com/company/jones-press/webcasts.

The results provided in this press release are preliminary and subject to completion and review of the 2011 financial statements by the company as well as review by the company’s independent auditors and Audit Committee. Jones Soda Co. plans to report final results for the 2011 fourth quarter and full year including its gross profit, expenses and net loss, later in the first quarter.

About Jones Soda Co.
Headquartered in Seattle, Washington, Jones Soda Co.® (NASDAQ: JSDA) markets and distributes premium beverages under the Jones Soda, Jones Pure Cane Soda® and WhoopAss Energy Drink® brands and sells through its distribution network in markets primarily across North America. A leader in the premium soda category, Jones is known for its variety of flavors and innovative labeling technique that incorporates always-changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers.

Forward-Looking Statements Disclosure
Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing words such as “aims,” “anticipates,” “becoming,” “believes,” “continue,” “estimates,” “expects,” “future,” “intends,” “plans,” “predicts,” “projects,” “targets,” or “upcoming”. The forward-looking statements in this release include, among other things, statements regarding Jones Soda’s expected 2011 fourth quarter results and future growth and operating results. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Factors that could affect Jones Soda’s actual results include, among others, its ability to maintain compliance with the continued listing requirements of The Nasdaq Capital Market, its ability to successfully execute on its operating plan; its ability to secure additional financing; its ability to use the net proceeds from any financings to improve its financial condition or market value; its ability to increase demand and points of distribution for its products or to successfully innovate new products and product extensions; its ability to establish distribution arrangements with distributors, retailers or national retail accounts; its ability to maintain relationships with co-packers; its ability to maintain a consistent and cost-effective supply of raw materials; its ability to receive returns on its trade spending and slotting fee expenditures; its ability to maintain brand image and product quality; its ability to protect its intellectual property; the impact of current and future litigation; its ability to develop new products to satisfy customer preferences; and the impact of intense competition from other beverage suppliers. More information about factors that potentially could affect Jones Soda’s financial results is included in Jones Soda’s most recent annual report on Form 10-K for the year ended December 31, 2010 and in the Company’s quarterly reports on Form 10-Q filed with the Securities and Exchange Commission in 2011. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, Jones Soda undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

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For further information, contact:

Brendon Frey
ICR, Inc.
(203) 682-8200
Brendon.frey@icrinc.com

or

Carrie L. Traner
Vice President of Finance
Jones Soda Co.
(206) 624-3357
ctraner@jonessoda.com